The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations (in thousands, except per share data):

--------------------------------------------------------------------------------
                                             Three Months Ended
                                                  March 31,
                                          2000                1999
--------------------------------- ------------------ ---------------------
Numerator - Net Income                      $19,855               $ 8,315
Denominators:
  Basic shares outstanding                   48,805                49,595
  Dilutive option effect                         65                   519
--------------------------------- ------------------ ---------------------
  Dilutive shares outstanding                48,870                50,114
--------------------------------- ------------------ ---------------------
EPS:
  Basic                                       $0.41                 $0.17
  Diluted                                     $0.41                 $0.17
--------------------------------- ------------------ ---------------------